EXHIBIT 23.1



July 1, 2005



Manhattan Maritime Enterprises, Inc.
New York, New York

Dear Sir/Madam:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 30, 2005 relating to the financial statements of Manhattan Maritime Enterprises, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.


We also consent to the reference to us under the caption "Experts" in the Prospectus.

Very truly yours,



/s/ BDO Seidman, LLP

BDO Seidman, LLP